Exhibit 99.11
Consent of Person Named as About to Become a Director
     The undersigned, hereby agrees serve as a member of the Board of Directors of New Giant Corporation (the “Company”), hereby grants the Company consent to use his name in its Registration Statement on Form S-4 (File No. 333-___) and all amendments, including post-effective amendments, to the Registration Statement (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933).

/s/ David W. Scheible

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David W. Scheible

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